Exhibit 8.1
April 19, 2011
Energy Transfer Partners, L.P.
2828 Woodside Street
Dallas, Texas 75204
Ladies and Gentlemen:
     We have acted as counsel for Energy Transfer Partners, L.P. (the “Partnership”), a Delaware limited partnership, with respect to certain legal matters in connection with the registration of the sale of up to 5,750,000 common units representing limited partner interests, which may be issued pursuant to the Partnership’s Distribution Reinvestment Plan, pursuant to the Partnership’s registration statement on Form S-3 filed on the date hereof by the Partnership (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In connection therewith, we prepared the discussion set forth under the caption “Material Federal Income Tax Considerations” in the Registration Statement (the “Discussion”).
     All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement, qualified by the limitations contained in the Discussion. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided are accurate discussions of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussion, as to which we express no opinion).
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.

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